Exhibit 10.7

Execution Version

FIRST INTERNATIONAL BANK & TRUST

CONFIDENTIAL

August 28, 2023

HNR Acquisition Corp.

3730 Kirby, S-1200

Houston, Texas 77098

Attention: Mr. Mitch Trotter

Re:     Commitment Letter $28,000,000 Senior Secured Term Facility

Gentlemen:

You have advised First International Bank & Trust, a North Dakota banking institution (“FIBT” or “Lender”) that HNR Acquisition Corp., a Delaware corporation (“Borrower” or “you”) seek financing in the form of a senior secured term loan in the amount of TWENTY EIGHT MILLION DOLLARS ($28,000,000) (the “Credit Facility”) to (a) fund a portion of a the purchase price for the proposed acquisition (the “Acquisition”) of all the outstanding equity in Pogo Resources, LLC, a Texas limited liability company and its subsidiaries (the “Target Company”) (which may be completed through HNR OpCo and OpCo Sub (each, as defined in the Term Sheet) so long as after giving effect to the Acquisition, HNR OpCo and OpCo Sub directly or indirectly hold 100% of the equity interests in the Target Company), pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement dated December 27, 2022, between Borrower, as buyer, and CIC Pogo LP, a Delaware limited partnership, DenCo Resources, LLC, a Texas limited liability company, Pogo Resources Management, LLC, a Texas limited liability company, and 4400 Holdings, LLC, a Texas limited liability company, as sellers (collectively, the “Sellers”), as amended and restated by that Amended and Restated Membership Interest Purchase Agreement dated August 28, 2023, between Borrower, as buyer, and Sellers (as so amended and restated, the “Acquisition Agreement”), (b) partially fund the Debt Service Reserve Account (as defined in the Term Sheet, hereinafter defined), (c) cash secure outstanding letters of credit issued by Target Company’s existing lender, (d) pay fees and expenses in connection with the Transactions (as defined below) and (e) other general corporate purposes. Upon the terms and subject to the conditions set forth herein, FIBT is pleased to advise you of its commitment to provide to Borrower on the Closing Date $28,000,000 (the “Commitment”) as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”), the Conditions Annex attached hereto as Annex B (the “Conditions Annex”) and description of the documents to be executed evidencing the Credit Facility attached hereto as Annex C (the “Loan Documents Annex”). This letter, including the Term Sheet, the Conditions Annex and the Loan Documents Annex, is hereinafter referred to as this “Commitment Letter.” This Commitment Letter describes the general terms and conditions for the Credit Facility to be evidenced by the Loan Documents and supersedes the terms and conditions set forth in those two certain Potential RBL Loan Letters dated April 14, 2023, and July 6, 2023, each from FIBT to Borrower (the “Potential Loan Letters”).

As used herein, the term “Credit Agreement” refers to a loan agreement with Lender evidencing the Credit Facility to be entered into between FIBT and Borrower and such related loan documents including, without limitation, the instruments listed on the Loan Documents Annex (together with the Credit Agreement, the “Loan Documents”). The term “Transactions” means, collectively, the Acquisition, the closing of the Credit Agreement, the fundings and other extensions of credit under the Credit Agreement on the Closing Date (as defined below) and the payment of fees and expenses in connection with each of the foregoing. The date on which the Acquisition is consummated with the proceeds of the funding pursuant to the Credit Agreement is referred to as the “Closing Date.” To the extent not defined in this Commitment Letter, capitalized terms shall have the meanings set forth in the Term Sheet.

1. Conditions to Commitment (Closing Conditions Provisions).

(a) The provisions of this Section 1 are referred to herein and in the Term Sheet as the “Closing Conditions Provisions.”

(b) The Commitment and undertakings of FIBT hereunder are subject solely to the satisfaction of each of the conditions precedent set forth in this Section 1 and in the Conditions Annex and upon satisfaction (or waiver by Lender) of such conditions, the funding of the Commitment shall occur under the Credit Agreement; it being understood that there are no conditions (implied or otherwise) to the obligation of Lender hereunder to fund the Commitment on the Closing Date under the Credit Agreement, other than the following:

(i) satisfaction of the conditions set forth in the Conditions Annex;

(ii) the payment in full of all fees, expenses and other amounts payable hereunder;

(iii) closing of the Credit Facility on or prior to 5:00 p.m. (Central Time) on October 30, 2023 (the “Commitment Termination Date”).

(c) Notwithstanding anything to the contrary in this Commitment Letter (including each of the Annexes attached hereto), the only representations and warranties the accuracy of which shall be a condition to the effectiveness of the Credit Agreement and the availability of the Commitment, in each case, on the Closing Date shall be (i) such of the representations and warranties relating to the Target Company and its “Assets” as defined in the Acquisition Agreement that are material to the interests of the Lender but only to the extent that Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below).

(d) The terms of the Credit Agreement and the other Loan Documents shall be in a form such that they do not impair the availability of the Commitment or the effectiveness of the Credit Agreement, in each case, on the Closing Date, if the conditions expressly set forth in the foregoing clauses (b) and (c) and this clause (d) (which, for the avoidance of doubt, includes the Conditions Annex) are satisfied. It is agreed as a condition to availability of the Commitment on the Closing Date that:

(i) (A) security interests and liens in Filing Collateral and Equity Interest Collateral in favor of Lender shall have been created and perfected, (B) security interests and liens shall have been created, by execution and delivery of mortgage counterparts for recording in the applicable counties, on the Oil and Gas Properties of the Target Company, and (C) Borrower shall use commercially reasonable efforts to make arrangements for the recordation of such mortgage liens substantially contemporaneously with consummation of the transactions under the Acquisition Agreement, and

(ii) creation and perfection of liens in favor of Lender on collateral other than that described in the preceding clause (i) shall not constitute a condition precedent to the availability of the Commitment on the Closing Date, but instead shall be required to be accomplished after the Closing Date pursuant to arrangements and timing to be mutually agreed by Lender and Borrower acting reasonably.

“Filing Collateral” means property or assets, including intangible property and equity interests, with respect to which a security interest may be perfected by filing a financing statement in the central filing office of a State of the United States or the District of Columbia under the Uniform Commercial Code. “Equity Interest Collateral” means capital stock or other equity interests with respect to which a security interest may be perfected by delivery of a stock or other certificate and related stock powers. “Oil and Gas Properties” has the meaning set forth in the Term Sheet

(e) For purposes hereof: “Specified Representations” means the representations and warranties of Loan Parties relating to corporate or other organizational existence, Borrower authority (as to delivery, execution and performance of the Credit Agreement and other Loan Documents required to be delivered on the Closing Date), binding effect of the Loan Documents on Loan Parties, solvency as of the Closing Date (after giving effect to the Transactions) of Borrower and Loan Parties, on a consolidated basis, no conflicts of the Loan Documents with charter or other organizational documents of Loan Parties, the Investment Company Act, Federal Reserve margin regulations, use of loan proceeds not violating OFAC, use of loan proceeds not violating the Federal Corrupt Practices Act, the Patriot Act, use of proceeds, and, subject to clause (d) above, the creation, validity and perfection of security interests.

2. Information. You represent, warrant and covenant that (i) all written information (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) concerning Borrower, its subsidiaries, the Target Company and the Transactions that has been or will be made available to FIBT by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”) is, and in the case of Information made available after the date hereof, will be when furnished, correct in all material respects and does not, and in the case of Information made available after the date hereof, will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning Borrower, its subsidiaries and the Target Company, that have been or will be made available to FIBT by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to FIBT by you, it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties, many of which are beyond your control and that actual results may vary materially from the Projections. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that, in furtherance of the purpose of this Commitment Letter, FIBT may share with any of its respective affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with FIBT, any information related to the Target Company (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

3. Indemnification. You agree to indemnify and hold harmless FIBT and each of its affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket expenses (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (any of the foregoing, a “Proceeding”) (i) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Credit Agreement) or (ii) the use or the contemplated use of the proceeds of the Credit Facility, and will reimburse each Indemnified Party for all reasonable and documented or invoiced out-of-pocket expenses (including reasonable fees, expenses and charges) of counsel for all such Indemnified Parties and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing promptly following written demand therefor as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final non-appealable judgment. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equityholders, creditors, affiliates, directors, officers, employees, partners, representatives, advisors or agents arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from Indemnified Party’s own bad faith, gross negligence or willful misconduct. FIBT will only have liability to you (as opposed to any other person). No Indemnified Party will be liable to you, your affiliates or any other person and you shall not be liable to any Indemnified Party or its affiliates for any indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter, the Credit Agreement or any other element of the Transactions. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party. You shall not be liable for any settlement for any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 3.

4. Expenses. In connection with this Commitment Letter you shall remit to FIBT a non-refundable work fee in the amount of $100,000 (the “Work Fee”) which shall be in addition to the $50,000 previously paid to FIBT under the Potential Loan Letters. The Work Fee shall be applied against expenses incurred by FIBT in negotiation and documentation of this Commitment Letter and the Loan Documents and does not represent a limitation on such fees and expenses as they may be reasonably incurred by FIBT. You shall reimburse FIBT, from time to time on demand for all reasonable and documented or invoiced out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses and due diligence expenses) of FIBT and all reasonable costs incurred in connection with the execution of this Commitment Letter and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Credit Agreement and any Loan Documents required to be delivered in connection therewith.

5. Confidentiality.

(a) This Commitment Letter and the existence and contents hereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for (i) the disclosure hereof or thereof on a confidential basis to your affiliates and your and their directors, officers, employees, accountants, attorneys and other professional advisors on a confidential basis for the purpose of evaluating, negotiating or entering into the Transactions or (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof).

FIBT and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent FIBT and its affiliates from disclosing any such information to its directors, officers, employees, accountants, attorneys and other professional advisors on a confidential basis for the purpose of evaluating, negotiating or entering into the Transactions or (ii) as otherwise required by law (in which case, we agree, to the extent permitted by law, to inform you promptly in advance thereof). FIBT’s obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Credit Agreement upon the initial funding thereunder. This paragraph shall automatically terminate on the second anniversary hereof.

Prior to the Closing Date, Borrower shall provide FIBT an opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any public announcement or public filing made by you or your representatives relating to the Commitment or to FIBT in connection therewith, before any such announcement or filing is made; provided that Borrower may make any public filing required by law without the review or approval of FIBT.

(b) FIBT hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies you and any additional Loan Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow FIBT to identify you and such other parties in accordance with the PATRIOT Act.

6. Other Services.

(a) Nothing contained herein shall limit or preclude FIBT or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Sellers, or any of your or its respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that FIBT and its affiliates (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities or persons with which you, the Sellers, or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Sellers, or your or its respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Credit Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and FIBT, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, FIBT is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, equityholders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether FIBT or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and FIBT has no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) FIBT and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and we shall have any obligation to disclose any of such interests, and (v) we have not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against FIBT and its affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

7. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitment of FIBT set forth herein shall automatically terminate at 5:00 p.m. Central Time on August 31, 2023 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter shall have been delivered to FIBT via electronic mail by such time to the attention of Mitchell Cook, Market President-Twin Cities, 3600 Minnesota Drive, Suite 70, Edina, MN 55435 mcook@FIBT.com.

(b) In the event this Commitment Letter is accepted by you as provided in the prior paragraph, the Commitment of FIBT set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) closing of the Acquisition, (ii) termination of the Acquisition Agreement in accordance with its terms or as determined by a court of competent jurisdiction, and (iii) the Commitment Termination Date if the closing of the Acquisition shall not have occurred by such time.

8. Survival. The sections of this Commitment Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter or the Commitment of FIBT set forth herein (regardless of whether the Credit Agreement is executed and delivered).

9. Governing Law. SUBJECT TO THE NEXT PARAGRAPH, THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH DAKOTA, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER. The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or any of the matters contemplated hereby will be tried exclusively in the U.S. District Court of the District of North Dakota or the state court of North Dakota sitting in Cass County, North Dakota and any appellate court from any thereof, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of FIBT will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of FIBT.

Notwithstanding the governing law provisions of this Commitment Letter set forth in the first sentence of the preceding paragraph, it is understood and agreed that, as between us, (a) interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect”), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you have a right to terminate your obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has closed in accordance with the terms of the Acquisition Agreement and claims or disputes arising out of such determination or any aspect of such determination, in each case, shall be governed by, and construed and interpreted in accordance with, the governing laws specified in the Acquisition Agreement.

10. Miscellaneous. This Commitment Letter embodies the entire agreement among FIBT and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof, including without limitation the Potential Loan Letters. No person has been authorized by any of FIBT to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by any party hereto or thereto without the prior written consent of the other parties hereto or thereto, and any purported assignment without such consent shall be void. This Commitment Letter is not intended to benefit or create any rights in favor of any person other than the parties hereto and, with respect to indemnification, each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail or other electronic execution shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter may only be amended, modified or superseded by an agreement in writing signed by each party hereto.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to FIBT by no later than the Acceptance Deadline.

Sincerely,

FIRST INTERNATIONAL BANK & TRUST, a North Dakota banking association

By:
Mitchell Cook
Market President, Twin Cities

HNR Acquisition Corp Commitment Letter

Agreed to and accepted as of the date first
above written:

HNR ACQUISITION CORP.,
a Delaware corporation

By:
Name:
Title:

HNR Acquisition Corp. Commitment Letter

ANNEX A

[Term Sheet to be attached.]

Annex A

Execution Version

HNR Acquisition Corp.

$28,000,000 Senior Secured Term Credit Facility

Summary of Terms and Conditions

August 28, 2023

LENDER:	First International Bank & Trust, a North Dakota banking institution.

BORROWER:	HNR Acquisition Corp., a Delaware corporation.

GUARANTORS:	All current and future subsidiaries of Borrower, including (i) HNRA Upstream, LLC, a Delaware limited liability company (“HNRA OpCo”)[1], (ii) HNRA Partner, Inc., a Delaware corporation (“OpCo Sub”), (iii) Pogo Resources, LLC, and (iv) LH Operating, LLC. Guarantors and Borrower are collectively, “Loan Parties.”

FACILITY:	A $28,000,000 senior secured term credit facility (the “Senior Credit Facility”), provided that, (i) the total amount available under the Senior Credit Facility shall not exceed fifty percent (50%) of the adjusted purchase price of the Acquisition (as defined below) and (ii) during the term of the loan, the total outstanding principal amount shall not exceed fifty percent (50%) of the “Collateral Value” of the Oil and Gas Properties (as defined below).

PURPOSE:	The Senior Credit Facility will be used to (a) fund a portion of the purchase price for the acquisition (the “Acquisition”) of all the outstanding equity in Pogo Resources, LLC, a Texas limited liability company and its subsidiaries (the “Target Company”) (which may be completed through HNRA OpCo and OpCo Sub so long as after giving effect to the Acquisition, HNRA OpCo and OpCo Sub directly or indirectly hold 100% of the equity interests in the Target Company), pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement dated December 27, 2022, between Borrower, as buyer, and CIC Pogo LP, a Delaware limited partnership, DenCo Resources, LLC, a Texas limited liability company, Pogo Resources Management, LLC, a Texas limited liability company, and 4400 Holdings, LLC, a Texas limited liability company, as sellers (collectively, the “Sellers”), as amended and restated by that Amended and Restated Membership Interest Purchase Agreement dated August 28, 2023, between Borrower, as buyer, and Sellers (as so amended and restated, the “Acquisition Agreement”), (b) partially fund the Debt Service Reserve Account (hereinafter defined), (c) cash secure outstanding letters of credit, (d) pay fees and expenses in connection with the Transactions (as defined below) and (e) for other general corporate purposes.

[1]	HNRA OpCo will be a majority-owned subsidiary of Borrower, with 2,000,000 of its Class B Units and up to 2,000,000 of its Preferred Units (which are convertible into Class B Units) held by the Sellers.

FIB&T	Page A-1

HNR ACQUISITION CORP.

MATURITY:	Three years from Closing Date.

SCHEDULED PAYMENTS:	Principal and interest shall be due monthly, each payment in an amount equal to $669,325.89 commencing thirty (30) days following the closing date, to be applied first to accrued interest and then to outstanding principal, except that the final payment due at the earlier of Maturity or the acceleration of the loan shall be in the amount equal to all outstanding principal, accrued interest and fees.

CASH SWEEP PAYMENT:	In addition to monthly principal and interest amortization installments, upon the first anniversary following Closing Date, Borrower shall make a one-time payment of principal in an amount equal to the amount up to $5,000,000 that Excess Cash Flow exceeds the Debt Service Coverage Ratio (defined below) of 1.35x as of such first anniversary.

“Excess Cash Flow” means, as of such date measured, an amount calculated as follows: Loan Parties’ Net Cash Flow for such period less (a) the amount of cash set aside to pay amounts then due and owing in the ordinary course of Loan Parties’ business to unaffiliated third parties (based upon supporting information reasonably satisfactory to Lender), less (b) total payments of principal, interest and fees on the Note and such amounts permitted under the Credit Agreement to be paid on the Sellers’ Note[s] paid by Borrower during such period, less (c) general and administrative costs allowed under the Credit Agreement to be paid in such period under this Agreement, in each case of the foregoing, all calculated for Borrower and its consolidated subsidiaries in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

“Net Cash Flow” means at any time, (a) the net cash flow from operating activities for such period calculated in accordance with GAAP, plus (b) the net cash gains or losses, as applicable, under any hedging obligations during such period, plus (c) any Net Cash Proceeds (to be defined in the Credit Agreement and to include customary reinvestment rights) during such period, plus (d) any other cash or cash equivalents received by or on behalf of Loan Parties during such period but excluding (i) any cash or cash equivalents received by or on behalf of Borrower from (x) equity contributions made to it or (y) issuances of equity interests of Borrower and (ii) any cash or cash equivalents held in the Debt Service Reserve Account.

INTEREST RATES:	6.5% plus the “Prime Rate” publicly announced by Lender on the Closing Date (the “Interest Rate”). The Interest Rate will be fixed as of the Closing Date and shall remain constant throughout the term of the Senior Credit Facility (subject to the application of the Default Rate as described below). Interest will be payable monthly as it accrues. All interest and fees will be computed on the basis of actual days elapsed in a 360-day year.

For so long as Borrower is in default under the Debt Service Coverage Ratio, the Default Rate shall be the Interest Rate plus 4%, and for all other times that any other default is outstanding, the Default Rate shall be the Interest Rate plus 2%. In addition, if a payment (other than any payment due on the maturity date) is more than 10 days past due, Borrower shall pay a late fee equal to the greater of (i) 2% of the amount past due or (ii) $100.

FIB&T	Page A-2

HNR ACQUISITION CORP.

COLLATERAL VALUE AND MANDATORY PAYMENTS:	The Loan shall be subject to periodic determinations from time to time of the Collateral, including discounted projected net future cash flow of the anticipated production from reserves attributable to the Oil and Gas Properties projected by Lender in its sole discretion to be brought onto production prior to the Maturity Date (the “Collateral Value”). The Collateral Value shall be redetermined at least as often as semiannually, commencing February 1, 2024 (a “Scheduled Collateral Valuation”); provided that Borrower shall not be required to obtain new reports on reserves more frequently than once per year. In the event the total outstanding balance of the Senior Credit Facility at the time when the Collateral Value is redetermined is greater than fifty percent (50%) of the newly established Collateral Value (such amount a “Collateral Value Deficiency”), Borrower will, within 30 days after notice from Lender of the new Collateral Value repay the Collateral Value Deficiency which shall be applied to principal in inverse order of maturity.

SECURITY:	The Senior Credit Facility shall be secured by a first priority mortgage and security interest on substantially all assets of Loan Parties including, without limitation, (i) all oil and gas properties, interests, wells, production therefrom and associated assets owned by Loan Parties (collectively, “Oil and Gas Properties”), (ii) 100% of the equity interests owned by Borrower and the other Loan Parties in their Subsidiaries, and (iii) all other personal property including deposit accounts, accounts receivable, inventory, hedge contracts, other contract rights and general intangibles (collectively, the “Collateral”); provided, however, the Collateral shall expressly exclude that certain Option Agreement, dated as of August 28, 2023, by and between Pogo Royalty, LLC, a Texas limited liability company, and HNRA OpCo, and solely with respect to Section 7.12 therein, Borrower (the “Option Agreement”) and any rights acquired by HNRA OpCo or any of its affiliates upon the exercise of the Option (as defined in the Option Agreement), including without limitation, the ORR Interest (as defined in the Option Agreement) (the “Acquired Rights”). HNRA OpCo shall have the right to assign the Option Agreement and/or any Acquired Rights to any affiliate, including Borrower or a newly created subsidiary of Borrower (the “ORRI Subsidiary”). There shall be at most one direct ORRI Subsidiary (the “Holdco ORRI Subsidiary”) and one additional ORRI Subsidiary that is a wholly-owned subsidiary of the Holdco ORRI Subsidiary. Each ORRI Subsidiary shall be an entity that is bankruptcy remote from Borrower. In no event will any ORRI Subsidiary be required to become a Loan Party, guaranty the Senior Credit Facilities, or pledge any of its assets as security therefor and Borrower’s equity interest in the Holdco ORRI Subsidiary shall be expressly excluded from the Collateral.

Subject to usual and customary provisions related to ‘unrestricted subsidiaries’ including representations and covenants by Borrower limiting distributions, indebtedness, guarantees, etc. the ORRI Subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Loan Documents and the results of operations and indebtedness of the ORRI Subsidiaries will not be taken into account for purposes of determining compliance with the Debt Service Coverage Ratio or any other financial ratio or covenants contained in the Loan Documents.

In the event that Borrower or any of its affiliates exercises the Option pursuant to the terms of the Option Agreement, Borrower or its applicable affiliate shall grant Lender a right of first offer to propose the financing terms in connection with the consummation of the acquisition of the ORR Interest.

The Collateral shall also secure obligations of Loan Parties under hedge contracts with Approved Counterparties (as defined below), on a pari passu basis with the obligations under the Senior Credit Facility.

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HNR ACQUISITION CORP.

FEES:	a. Borrower shall pay Lender on the Closing Date an origination fee equal to 1.5% of the Senior Credit Facility amount.

b. Borrower shall reimburse Lender for all reasonable costs (including cost of Bank’s Mineral Land Services Department) in determining Collateral Value and inspections.

CONDITIONS TO FUNDING:	Funding will be subject to the conditions set forth in the Commitment Letter from Lender to Borrower, of even date herewith, including the Conditions Annex attached as Annex B thereto.

REPRESENTATIONS AND WARRANTIES:	Limited to the following: no defaults; organization, existence and power; governmental authorization; no conflicts or consents; Loan Documents valid, binding and enforceable; financial statements; Loan Documents not violating laws or existing agreements or requiring governmental, regulatory or other approvals; full disclosure; compliance with ERISA, environmental and other laws and regulations; names and places of business; subsidiaries; government regulation; solvency; taxes; title to properties, intellectual property; regulation U; leases and contracts; performance of obligations; marketing arrangements; payment for future production; operation of properties; ad valorem and severance taxes; insurance; sanctions; beneficial ownership; and bank accounts. Funds raised through sale of equity of Borrower to be deposited into the “Capital Deposit Account” pledged to Lender. Customary representations pertaining to consummation of the Acquisition on the Closing Date (including receipt of approvals required by organizational documents and applicable law), will be added. Each of the foregoing representations and warranties shall be subject to customary qualifications and limitations to be agreed.

The representations and warranties shall be made by Borrower on the Closing Date before and after giving effect to the Acquisition; provided that the only representations and warranties the accuracy of which shall be a condition to funding on the Closing Date shall be the Specified Acquisition Agreement Representations and the Specified Representations (as such terms are defined in the Closing Conditions Provisions).

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HNR ACQUISITION CORP.

FINANCIAL COVENANTS:	Financial terms and calculations will be in accordance with generally accepted accounting principles.

Borrower shall not permit its Debt Service Coverage Ratio to be less than 1.35 to 1 as of the end of any fiscal year, commencing with the fiscal year ending December 31, 2023.

“Debt Service Coverage Ratio” means, measured annually, the ratio of Borrower’s and its consolidated subsidiaries’ EBITDAX for such fiscal year just ended divided by the aggregate principal, interest and fees due and owing by Borrower under this Agreement during such fiscal year just ended.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (a) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) taxes, (iii) depreciation, (iv) depletion, (v) amortization, (vi) non-cash losses under FASB ASC 815 as a result of changes in the fair market value of derivatives, (vii) hedge modifications, (viii) exploration expenses, (ix) non-cash equity compensation, and (x) non-cash expenses, minus (b) to the extent included in Consolidated Net Income in such period, all non-cash gains.

“Consolidated Net Income” means with respect to Borrower and its consolidated subsidiaries, for any period, the aggregate of the net income (or loss) of Borrower and its consolidated subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Borrower or any consolidated subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its consolidated subsidiaries in accordance with GAAP) except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Borrower or to a consolidated subsidiary, as the case may be; (b) the net income (but not loss) of any consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or the loan by that consolidated subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or governmental requirement applicable to such consolidated subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) the net income (or loss) of any person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses, including gains or losses attributable to property sales not in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to write ups or write downs of assets.

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HNR ACQUISITION CORP.

Hedging:	Loan Parties will, collectively, enter and maintain hedge volumes of the following percentages of proved producing reserves for each calendar month during the years indicated below:

Year	Volumes
1	60%
2	50%
3	40%

Any hedge provider must be a counterparty that meets the criteria set forth in the Credit Agreement (“Approved Counterparty”). If, and for so long as, the hedge provider is an Approved Counterparty, any hedge obligation shall be secured on a pari passu basis with the Senior Credit Facility.

NEGATIVE COVENANTS:	Limited to the following (subject to customary baskets and carve outs to be agreed): restrictions on indebtedness including unsecured subordinated indebtedness owing to Sellers; liens; hedges; mergers; dispositions; distributions (other than distributions to a Loan Party, tax distributions and any redemptions to be made at closing); investments; transactions with affiliates; negative pledges; prohibited restrictions; ERISA; conduct of business; organizational documents; material contracts; gas imbalances; take or pay and other prepayments; ECP guarantors; sale leaseback; and accounts. Restrictions on repayment of Sellers’ subordinated indebtedness to permit payment with proceeds deposited in the Capital Deposit Account at any time, subject to compliance with monthly debt service coverage test (with Borrower having the right to cure any non-compliance with the debt service coverage test through an equity contribution).

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HNR ACQUISITION CORP.

affirmative Covenants:	In addition to reporting requirements below, Loan Parties shall maintain a debt service reserve account funded with $3,000,000 at Closing Date and an additional $2,000,000 to be deposited within 60 days following the Closing Date (the “Debt Service Reserve Account”). Lender may, in its discretion, disburse amounts held in the Debt Service Reserve Account from time to time for the payment of the monthly principal and interest payments described under “Scheduled Payments” above. Additional affirmative covenants limited to the following (subject to customary baskets and carve outs to be agreed): providing requested information and inspection of Collateral; notice of material events and change of address; maintaining Oil and Gas Properties, maintaining existence; trade payables; insurance; compliance with law; environmental compliance and reviews; subsidiary guarantees; further assurances; production payments; perfection of liens; performance of leases, contracts and obligations; and operating and depository accounts to be pledged to and maintained with Lender.

Reporting requirements:	Usual and customary for this type of transaction, including:

1)	Borrower’s and its consolidated subsidiaries’ annual federal income tax filings and consolidated financial statements, with an unqualified opinion from a recognized independent accounting firm, together with calculations confirming compliance with all financial covenants, not later than 120 days after the end of each fiscal year (subject, in the case of tax filings, to any applicable extensions).

2)	Borrower’s and its consolidated subsidiaries’ quarterly consolidated balance sheets and consolidated statements of income and cash flow, in accordance with GAAP, together with calculations confirming compliance with all financial covenants, reviewed by certified by recognized independent accounting firm, not later than 50 days after the end of each fiscal quarter, with the absence of footnotes.

3)	Monthly unaudited and unreviewed consolidating and consolidating balance sheets and statements of income, in accordance with GAAP, for Borrower and its consolidated subsidiaries not later than 45 days after each month’s end.

4)	Compliance certificate confirming compliance with all financial covenants, certified by a senior financial officer, accompanying delivery of the annual, quarterly and monthly financial statements.

5)	Monthly hedging contract report.

6)	In connection with each semi-annual Scheduled Collateral Valuation, Borrower will provide such information as requested by Lender, including a certificate by a responsible officer regarding (i) gas imbalances, (ii) Oil and Gas dispositions, (iii) new marketing agreements, and (iv) a schedule of Oil and Gas Properties showing percentage covered under mortgage.

7)	Monthly production reports, including volumes, revenue, and lease operating expenses attributable to the Oil and Gas Properties no later than 45 days after month end.

8)	Purchasers of production.

9)	Information regarding changes as to Loan Parties.

10)	Copies of public filings.

11)	Casualty events.

12)	Environmental matters.

13)	Other information reasonably requested by any Lender.

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HNR ACQUISITION CORP.

EVENTS OF DEFAULT:	Limited to the following, subject to thresholds and grace period to be agreed: failure to make payments when due under any of the Loan Documents; breach of any covenant continuing beyond cure period; breach of any representation or warranty; default under any other material debt; adverse ERISA event; bankruptcy or insolvency event; unpaid judgment; invalidity of any of the Loan Documents and material adverse change.

ASSIGNMENTS AND PARTICIPATIONS:	Lender may grant assignments or participations in all or any portion of its loans or commitments under the Senior Credit Facility; provided that no assignment shall be made to any competitor of the Loan Parties.

WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION:	Lender and Loan Parties waive right to jury trial with respect to any claim, action, suit or proceeding arising out of or contemplated by the Loan Documents. The parties agree to the exclusive jurisdiction of the courts of the state of North Dakota sitting in Cass County and of the U.S. District Court of the District of North Dakota, and any appellate court from any thereof, provided that the foregoing shall not impair any right that Lender or any Lender may otherwise have to bring an action relating to the Credit Agreement or any other Loan Document against a Loan Party or its properties in any other jurisdiction.

EXPENSES AND INDEMNIFICATION:	Borrower will pay the expenses (including legal fees) of Lender in connection with any remedies, restructure or work-out following an Event of Default, and will indemnify Lender, and its directors, officers and employees against all claims asserted and losses, liabilities and expenses incurred in connection with the Senior Credit Facility.

GOVERNING LAW:	State of North Dakota.

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ANNEX B

$28,000,000

SENIOR SECURED TERM FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex is attached.

Closing and the making of the extensions of credit under the Senior Secured Term Facility will be subject to the satisfaction of the following conditions precedent subject, in each case, to the Closing Conditions Provisions:

(a) (i) The Credit Agreement reflecting, and consistent with, the terms and conditions set forth in the Commitment and the other Loan Documents shall be prepared by counsel to Lender and shall be reasonably satisfactory to Lender and Borrower, and shall have been executed and delivered, as applicable by Loan Parties and other signatories party thereto; (ii) Lender will have received customary legal opinions as to the Credit Agreement, Loan Parties and the Loan Documents (including, without limitation, customary opinions of local counsel) as acceptable to Lender; customary resolutions and other evidence of authority and incumbency, customary officers’ certificates (including, without limitation, a certification that the conditions precedent have been met), good standing certificates, in each case with respect to Loan Parties and a solvency certificate for Loan Parties, in each case on a consolidated basis after giving effect to the Transactions; (iii) the Debt Service Reserve Account shall be funded in the amount of $3,000,000 (which may be funded from the proceeds of the Loan at closing); (iv) the subordination of any obligations for borrowed money owed by Loan Parties to the Sellers shall have been executed and delivered to Lender; and (v) payment of existing indebtedness owed (other than trade payables incurred in the ordinary course of business), and release of outstanding liens and security interest granted, by the Target Company to its lender (except for outstanding letters of credit issued by such lender which shall be cash secured at Closing).

(b) Lender will have received a complete copy of the Acquisition Agreement and all exhibits and schedules thereto. The Acquisition will have been consummated (or shall be consummated substantially simultaneously with the funding of the Loan under the Credit Agreement) on the Closing Date in accordance with the terms and conditions of the Approved Form of Acquisition Agreement, without giving effect to any modification, amendment, waiver (including, for the avoidance of doubt, exercise by Borrower of its option under Section 10.1(c) of the Acquisition Agreement not to require satisfaction of a condition precedent that is material to the Lender), supplement, addition or consent that is materially adverse to the Lender (as reasonably determined by Lender) unless approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned). As used in this paragraph, “Approved Form of Acquisition Agreement” means the Membership Interest Purchase Agreement dated December 27, 2022, between Borrower, as buyer, and Sellers, as amended and restated by that Amended and Restated Membership Interest Purchase Agreement dated August 28, 2023, between Borrower, as buyer, and Sellers, received by Lender’s counsel by email on August 28, 2023.

(c) Lender shall have received reasonably satisfactory evidence of Loan Parties’ title to the Collateral, environmental condition of Loan Parties’ assets, governmental permits, bonding, insurance and any outstanding material claims.

(d) No Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since the date of the Commitment Letter.

(e) Lender shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act that is requested by Lender in writing at least ten business days prior to the Closing Date.

(f) The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (provided that such representations shall be true and correct in all respects to the extent already qualified by materiality) except in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects (subject to the foregoing proviso) as of the respective date or for the respective period, as the case may be.

(g) Receipt by Lender of a Borrowing Request.

Annex B – Conditions Annex

ANNEX C

LOAN DOCUMENT SCHEDULE

1.	Senior Secured Term Loan Agreement among Borrower, Guarantors and Lender.

2.	Guaranty Agreement from each Guarantor in favor of Lender.

3.	Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from each of Pogo and LH to Lender to be filed in Lee County, New Mexico.

4.	Commercial Security Agreement from each Loan Party in favor of Lender.

5.	UCC-1 Financing Statements relating to the above-described Security Documents.

6.	Deposit Account Control Agreement (Operating Account) of even date herewith by and between Depository Bank, Borrower and Lender.[1]

7.	Deposit Account Control Agreement (Debt Service Reserve Account) of even date herewith by and between Depositary Bank, Borrower and Lender.

8.	Intercreditor Agreement by and between Cargill (Hedge Provider) and Lender

9.	Subordination Agreement of even date herewith by and between the Sellers and Lender.

10.	Letters in Lieu.

11.	Existing Letter of Credit Back Stop[2]

[1]	NTD: TBD whether Control Accounts required for other Loan Parties
[2]	NTD: TBD whether any documentation related to Pegasus’ LCs will be required other than posting of cash collateral

Annex C